As filed with the Securities and Exchange Commission on December 13, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAESARS ENTERTAINMENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	62-1411755
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

Caesars Entertainment Corporation Executive Supplemental Savings Plan III

Caesars Entertainment Corporation Outside Director Deferred Compensation Plan

(Full title of the plans)

Timothy R. Donovan, Esq.

Executive Vice President, General Counsel, Chief Legal, Risk & Security Officer, and Corporate Secretary

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, NV 89109

(702) 407-6000

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Deferred Compensation Obligations (1)	$22,500,000	100%	$22,500,000	$2,727

(1)

The deferred compensation obligations being registered (the “Deferred Compensation Obligations”) are general unsecured obligations of Caesars Entertainment Corporation (the “Company”) to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in accordance with the terms of the Caesars Entertainment Corporation Executive Supplemental Savings Plan III (the “Executive Plan”) and the Caesars Entertainment Corporation Outside Director Deferred Compensation Plan (the “Director Plan” and, together with the Executive Plan, the “Plans”). A total of $20,000,000 is reserved as Deferred Compensation Obligations under the Executive Plan and $2,500,000 is reserved as Deferred Compensation Obligations under the Director Plan.

(2)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the estimated amount of compensation that participates may defer under the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated), and a copy of other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109, Attention: Corporate Secretary; telephone number (702) 407-6000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by us pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

(a)

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “Annual Report”), filed on March 8, 2018 (except for Part I, Item I; Part II, Items 6, 7 and 8; and Schedule I of Part IV, Item 15, which have been superseded by Exhibit 99.1 included in the Company’s Current Report on Form 8-K filed on June 1, 2018); and

(b)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The securities being registered represent obligations of the Company to pay deferred compensation in the future in accordance with the terms of each Plan. The Plans are intended to be unfunded arrangements for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The following description of the material terms of the Plans is qualified by reference to the Plans.

The Executive Plan provides certain executive officers and other key employees of the Company or certain of its affiliates the right to defer a percentage of their salary and/or bonus. The Director Plan provides non-employee directors the right to defer a percentage of their cash-based director fees and/or equity grants with respect to shares of Company common stock. The deferred equity grants will be subject to the same vesting and forfeiture restrictions as the related equity grant and will be payable in shares of Company common stock and cash for the value of any fractional shares.

The Company (or the applicable employer affiliate) may make a discretionary contribution on behalf of a participant in the Executive Plan. No discretionary contributions will be made on behalf of non-employee directors. The amounts deferred under the Plans represent an obligation of the Company to make payments to the participant at some time in the future, in an amount equal to: (1) compensation which the participants have elected to defer under the terms of the applicable Plan, (2) discretionary contributions in the case of the Executive Plan, to the extent vested, and (3) earnings on the foregoing amounts based on a notional investment measurement, all of which is reflected in the individual accounts maintained for each of the participants.

The amounts deferred (plus any discretionary contributions) under the Executive Plan and the amount of cash-based director fees deferred under the Director Plan will be indexed to one or more investment funds offered under the applicable plan. The investment funds selected by a participant will be used to measure the return on his or her plan accounts. The investment funds will be used only for the purpose of calculating hypothetical returns, and the amounts in participants’ plan accounts will not actually be invested in the selected investment funds.

All participants are immediately vested in all elective deferrals made to their accounts, but Company discretionary contributions may be subject to vesting requirements.

The Deferred Compensation Obligations incurred by the Company under the Plans are unsecured general obligations of the Company (and the applicable employer affiliate), and will rank equally with other unsecured and unsubordinated indebtedness, from time to time outstanding, payable from the general assets of the Company. No assets will be placed in trust or otherwise segregated from the general assets of the Company for the payment of the Deferred Compensation Obligations.

The vested amounts payable to participants under the Plans are distributed in accordance with the distribution provisions of the Plans. A participant can elect to receive distributions either (1) upon a separation of service or (2) in an elected distribution year between two and twenty years after the end of the year for which compensation is being deferred (or upon separation of service, if earlier than the elected distribution year). Participants that elect to receive distribution upon separation of service may select to receive distribution in the form of a single lump sum payment or monthly installments over a period not to exceed fifteen years. Participants that elect to receive distribution in an elected distribution year will receive distribution in a single lump sum payment. Early limited distributions in a lump sum payment may also be made in connection with certain unforeseen emergencies. Amounts retained in the participant’s account during such payout period continue to earn hypothetical gains and are subject to hypothetical losses.

A participant’s rights to any amounts credited to his or her accounts may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, charged or otherwise disposed of by the participant and may only pass upon the participant’s death pursuant to a beneficiary designation made by a participant in accordance with the terms of the applicable Plan. The Deferred Compensation Obligations are not convertible into any other security of the Company and there is no trading market for the obligations.

Each of the Plans is administered by a Plan Committee which must consist of at least three persons appointed by the Compensation and Management Development Committee of the board of directors of the Company. The Company has reserved the right to take action under the Plans, including modifying or amending the Plans at any time. Additionally, the Company has reserved the right to terminate the Plans at any time provided that such termination complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and does not have any retroactive effect to reduce any amounts allocated to a participant’s account. Any such action may adversely affect the rights of a participant without his or her consent.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The certificate of incorporation of the Company provides that the Company indemnify to the fullest extent of the law every director and officer against expenses incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation.

In addition, certain directors and executive officers of the Company have entered into separate contractual indemnity arrangements with the Company. These arrangements provide for indemnification and the advancement of expenses to these directors and executive officers in circumstances and subject to limitations substantially similar to those described above.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Document Description

4.1	Caesars Entertainment Corporation Executive Supplemental Savings Plan III.

4.2	Caesars Entertainment Corporation Outside Director Deferred Compensation Plan.

5.1	Opinion of Counsel to the Company regarding the legality of the securities.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Counsel to the Company (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this Registration Statement).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Caesars Entertainment Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 13th day of December 2018.

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Mark P. Frissora
Mark P. Frissora Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Eric Hession and Timothy R. Donovan, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark P. Frissora Mark P. Frissora	Chief Executive Officer, President and Director (Principal Executive Officer)	December 13, 2018

/s/ Eric Hession Eric Hession	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 13, 2018

/s/ Keith A. Causey Keith A. Causey	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 13, 2018

/s/ Thomas Benninger Thomas Benninger	Director	December 13, 2018

/s/ John Boushy John Boushy	Director	December 13, 2018

Juliana L. Chugg	Director

/s/ Denise M. Clark Denise M. Clark	Director	December 13, 2018

/s/ John Dionne John Dionne	Director	December 13, 2018

/s/ Matthew Ferko Matthew Ferko	Director	December 13, 2018

/s/ James Hunt James Hunt	Director and Chairman of the Board	December 13, 2018

/s/ Don Kornstein Don Kornstein	Director	December 13, 2018

/s/ David B. Sambur David B. Sambur	Director	December 13, 2018

/s/ Richard P. Schifter Richard P. Schifter	Director	December 13, 2018

/s/ Christopher J. Williams Christopher J. Williams	Director	December 13, 2018